SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


                                (Amendment No. )*

                             ARISTA INVESTORS CORP.
                                (Name of Issuer)

                      CLASS A COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                    040408106
                                 (CUSIP Number)



                                  JUNE 9, 1999
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 19 Pages

CUSIP No.: 040408106


1.   NAMES OF REPORTING PERSONS: HELMUT N. FRIEDLAENDER

2.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[ X ]   (b)[  ]

3.  SEC USE ONLY:

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER:   52,000

6.  SHARED VOTING POWER:  32,000

7.  SOLE DISPOSITIVE POWER:  52,000

8.  SHARED DISPOSITIVE POWER:  32,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         84,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   3.27%

12.  TYPE OF REPORTING PERSON:  IN

                               Page 2 of 19 Pages

CUSIP No.: 040408106


1.  NAMES OF REPORTING PERSONS: HELMUT N. FRIEDLAENDER IRA
    ROLLOVER ACCOUNT

2.  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[ X ]   (b)[  ]

3.  SEC USE ONLY:

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER:   39,500

6.  SHARED VOTING POWER:  0

7.  SOLE DISPOSITIVE POWER:  39,500

8.  SHARED DISPOSITIVE POWER:  0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         39,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   1.53%

12.  TYPE OF REPORTING PERSON:  IN

                               Page 3 of 19 Pages

CUSIP No.: 040408106


1.  NAMES OF REPORTING PERSONS: RONALD J. STEIN, HELMUT N.
    FRIEDLAENDER & EDITH F. BONDI TRUSTEES OF TRUSTS CREATED U/W/O HEDWIG FRIEDLAENDER-F/B/O HELMUT N. FRIEDLAENDER

2.  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         13-6216212

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[ X ]   (b)[  ]

3.  SEC USE ONLY:

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER:   7,500

6.  SHARED VOTING POWER:  0

7.  SOLE DISPOSITIVE POWER: 7,500

8.  SHARED DISPOSITIVE POWER:  0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         7,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   0.29%

12.  TYPE OF REPORTING PERSON:  OO

                               Page 4 of 19 Pages

CUSIP No.: 040408106


1.   NAMES OF REPORTING PERSONS: RONALD J. STEIN, HELMUT N.
     FRIEDLAENDER & EDITH F. BONDI TRUSTEES OF TRUSTS CREATED U/W/O HEDWIG FRIEDLAENDER-F/B/O EDITH F. BONDI

2.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         13-6216164

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[ X ]   (b)[  ]

3.  SEC USE ONLY:

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER:   7,500

6.  SHARED VOTING POWER:  0

7.  SOLE DISPOSITIVE POWER: 7,500

8.  SHARED DISPOSITIVE POWER:  0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         7,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   0.29%

12.  TYPE OF REPORTING PERSON:  OO

                               Page 5 of 19 Pages

CUSIP No.: 040408106


1.   NAMES OF REPORTING PERSONS: EUGEN FRIEDLAENDER FOUNDATION,
     INC.

2.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         13-6077311

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[X]   (b) [  ]

3.  SEC USE ONLY:

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER:   15,000

6.  SHARED VOTING POWER:  0

7.  SOLE DISPOSITIVE POWER: 15,000

8.  SHARED DISPOSITIVE POWER:  0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         15,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   0.58%

12.  TYPE OF REPORTING PERSON:  CO

                              Page 6 of 19 Pages

CUSIP No.: 040408106


1.   NAMES OF REPORTING PERSONS: GUMPEL-LURY FOUNDATION

2.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         13-2915655

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[ X ]   (b)[  ]

3.  SEC USE ONLY:

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER:   2,000

6.  SHARED VOTING POWER:  0

7.  SOLE DISPOSITIVE POWER:  2,000

8.  SHARED DISPOSITIVE POWER:  0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         2,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   0.08%

12.  TYPE OF REPORTING PERSON:  CO

                              Page 7 of 19 Pages

CUSIP No.: 040408106


1.   NAMES OF REPORTING PERSONS: JUDITH G. FRIEDLAENDER

2.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[ X ]   (b)[  ]

3.  SEC USE ONLY:

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER:   16,500

6.  SHARED VOTING POWER:  0

7.  SOLE DISPOSITIVE POWER: 16,500

8.  SHARED DISPOSITIVE POWER:  0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         16,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  0.64%

12.  TYPE OF REPORTING PERSON:  IN

                              Page 8 of 19 Pages

CUSIP No.: 040408106


1.   NAMES OF REPORTING PERSONS: JUDITH G. FRIEDLAENDER CUSTODIAN
     FOR CATHERINE ANN FRIEDLAENDER

2.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[ X ]   (b)[  ]

3.  SEC USE ONLY:

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER:   4,000

6.  SHARED VOTING POWER:  0

7.  SOLE DISPOSITIVE POWER: 4,000

8.  SHARED DISPOSITIVE POWER:  0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         4,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   0.16%

12.  TYPE OF REPORTING PERSON:  IN

                              Page 9 of 19 Pages

CUSIP No.: 040408106


1.   NAMES OF REPORTING PERSONS: RONALD J. STEIN AS TRUSTEE U/A/D
     12/11/47 FOR JUDITH GUMPEL FRIEDLAENDER

2.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

                  13-6077310

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[ X ]   (b)[  ]

3.  SEC USE ONLY:

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER:   5,000

6.  SHARED VOTING POWER:  0

7.  SOLE DISPOSITIVE POWER:  5,000

8.  SHARED DISPOSITIVE POWER:  0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         5,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.19%

12.  TYPE OF REPORTING PERSON:  OO

                              Page 10 of 19 Pages

CUSIP No.: 040408106


1.   NAMES OF REPORTING PERSONS: RONALD J. STEIN AS TRUSTEE U/A/D
     12/11/47 FOR JANE LURY FRIEDLAENDER

         13-6077309

2.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[ X ]   (b)[  ]

3.  SEC USE ONLY:

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER:   3,000

6.  SHARED VOTING POWER:  0

7.  SOLE DISPOSITIVE POWER:  3,000

8.  SHARED DISPOSITIVE POWER:  0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         3,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   0.12%

12.  TYPE OF REPORTING PERSON:  OO

                              Page 11 of 19 Pages

CUSIP No.: 040408106


1.   NAMES OF REPORTING PERSONS: RONALD J. STEIN AND THOMAS M.
     FRANCK, TRUSTEES U/A/D 11-19-70 F/B/O ARDITH Y. BONDI

2.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         13-6326629

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[ X ]   (b)[  ]

3.  SEC USE ONLY:

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER:   7,000

6.  SHARED VOTING POWER:  0

7.  SOLE DISPOSITIVE POWER:  7,000

8.  SHARED DISPOSITIVE POWER:  0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         7,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   0.27%

12.  TYPE OF REPORTING PERSON:  OO

                              Page 12 of 19 Pages

CUSIP No.: 040408106


1.   NAMES OF REPORTING PERSONS: ARDITH Y. BONDI

2.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[ X ]   (b)[  ]

3.  SEC USE ONLY:

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER:   15,000

6.  SHARED VOTING POWER:  0

7.  SOLE DISPOSITIVE POWER:  15,000

8.  SHARED DISPOSITIVE POWER:  0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         15,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   0.58%

12.  TYPE OF REPORTING PERSON:  IN

                              Page 13 of 19 Pages

CUSIP No.: 040408106


1.   NAMES OF REPORTING PERSONS: REBECCA OSBORN

2.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[ X ]   (b)[  ]

3.  SEC USE ONLY:

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER:   10,000

6.  SHARED VOTING POWER:  0

7.  SOLE DISPOSITIVE POWER:  10,000

8.  SHARED DISPOSITIVE POWER:  0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         10,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   0.39%

12.  TYPE OF REPORTING PERSON:  IN

                              Page 14 of 19 Pages

CUSIP No.: 040408106


1.   NAMES OF REPORTING PERSONS: WOLFGANG J. NEUMANN IRA ACCOUNT

2.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):


2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a)[ X ]   (b)[  ]

3.  SEC USE ONLY:

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

         UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER:   2,000

6.  SHARED VOTING POWER:  0

7.  SOLE DISPOSITIVE POWER:  2,000

8.  SHARED DISPOSITIVE POWER:  0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         2,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   0.08%

12.  TYPE OF REPORTING PERSON:  IN

                              Page 15 of 19 Pages

Item 1(a).  Name of Issuer:

         ARISTA INVESTORS CORP.

Item 1(b).  Address of Issuer's Principal Executive Offices:

         116 JOHN STREET
         NEW YORK, NEW YORK  10038


Item 2(a).  Name of Person Filing:

     THIS STATEMENT IS BEING FILED BY (A) HELMUT N. FRIEDLAENDER, (B) HELMUT N. FRIEDLAENDER INDIVIDUAL RETIREMENT ACCOUNT, (C) RONALD J. STEIN, HELMUT N. FRIEDLAENDER AND EDITH F. BONDI, AS TRUSTEES U/W/O HEDWIG FRIEDLAENDER F/B/O HELMUT N. FRIEDLAENDER, (D) RONALD J. STEIN, HELMUT N. FRIEDLAENDER AND EDITH F. BONDI, TRUSTEES U/W/O HEDWIG FRIEDLAENDER F/B/O EDITH F. BONDI, (E) THE EUGEN FRIEDLAENDER FOUNDATION, INC., (F) THE GUMPEL-LURY FOUNDATION, (G) JUDITH G. FRIEDLAENDER, INDIVIDUALLY AND AS CUSTODIAN FOR CATHERINE ANN FRIEDLAENDER, (H) RONALD J. STEIN AS TRUSTEE F/B/O JUDITH GUMPEL FRIEDLAENDER, (I) RONALD J. STEIN AS TRUSTEE F/B/O JANE LURY FRIEDLAENDER, (J) RONALD J. STEIN AND THOMAS N. FRANCK AS TRUSTEES F/B/O ARDITH Y. BONDI, (K) ARDITH Y. BONDI, (L) REBECCA OSBORNE AND (M) WOLFGANG J. NEUMAN INDIVIDUAL RETIREMENT ACCOUNT (COLLECTIVELY, THE "REPORTING PERSONS").

Item 2(b). Address of Principal Business Office or, if None, Residence:

EXCEPT FOR RONALD J. STEIN, THE BUSINESS ADDRESS OF EACH OF THE REPORTING PERSONS IS: C/O HELMUT N. FRIEDLAENDER, SUITE 3820, 60 EAST 42ND STREET, NEW YORK, NY 10165. THE BUSINESS ADDRESS OF RONALD J. STEIN IS 180 MAIDEN LANE, NEW YORK, NY 10038.

Item 2(c).  Citizenship:

     EACH OF THE REPORTING PERSONS WHO IS AN INDIVIDUAL IS A UNITED STATES CITIZEN.

Item 2(d).  Title of Class of Securities:

CLASS A COMMON STOCK, $0.01 PAR VALUE

Item 2(e).  CUSIP Number: 040408106

                              Page 16 of 19 Pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or
(c), check whether the person filing is a:

     (a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e)  [ ] An investment adviser in accordance with Rule 13d- 1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ X ].


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 142,500 SHARES

     (b)  Percent of class: 5.54%

     Helmut N. Friedlaender, directly and through an individual retirement account, has sole voting and dispositive power as to 52,000 shares. As co-trustee of trusts for the benefit of himself (7,500 shares) and Edith F. Bondi (7,500 shares) and as a Director of the Eugen Friedlaender Foundation, Inc. (15,000 shares) and the Gumpel-Lury Foundation (2,000 shares), Mr. Friedlaender may be deemed to share voting and dispositive power with respect to an aggregate of 32,000 shares.


                              Page 17 of 19 Pages

     Ronald J. Stein, as trustee of trusts f/b/o Judith Gumpel Friedlaender (5,000 shares) and Jane Lury Friedlaender (3,000 shares), as co-trustee of trusts f/b/o Helmut N. Friedlaender (7,500 shares), Edith F. Bondi (7,500 shares) and Ardith Y. Bondi (7,000 shares) and as a Director of the Eugen Friedlaender Foundation, Inc. (15,000 shares) and the Gumpel-Lury Foundation (2,000 shares), may be deemed to have sole voting and dispositive power with respect to 8,000 shares and shared voting and dispositive power as to 39,000 shares.

     The other Reporting Persons beneficially own shares of the issuer as follows:

Judith Friedlaender                             12,500 shares
Judith Friedlaender as Custodian for
     Catherine Ann Friedlaender                  4,000 shares
Ardith Y. Bondi                                 15,000 shares
Rebecca Osborn                                  10,000 shares
Wolfgang J. Neuman IRA Account                   2,000 shares


Item 5.   Ownership of Five Percent or Less of a Class:

     NOT APPLICABLE.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

     NOT APPLICABLE.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

     NOT APPLICABLE.

Item 8.  Identification and Classification of Members of the Group.

     SEE ITEM 2A

Item 9.  Notice of Dissolution of Group:

     NOT APPLICABLE.

Item 10.  Certifications.

         BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE


                              Page 18 of 19 Pages

          EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        EUGEN FRIEDLAENDER FOUNDATION INC.


                                        /s/ HELMUT N. FRIEDLAENDER
                                        ------------------------------------
                                        HELMUT N. FRIEDLAENDER
                                        Officer and Director


                                        GUMPEL-LURY FOUNDATION


                                        /s/ HELMUT N. FRIEDLAENDER
                                        ------------------------------------
                                        HELMUT N. FRIEDLAENDER
                                        Officer and Director


                                        RONALD J. STEIN, HELMUT N.
                                        FRIEDLAENDER & EDITH F. BONDI
                                        TRUSTEES OF TRUSTS CREATED U/W/O
                                        HEDWIG FRIEDLAENDER - F/B/O HELMUT
                                        N. FRIEDLAENDER F/B/O EDITH F. BONDI


                                        /s/ HELMUT N. FRIEDLAENDER
                                        ------------------------------------
                                        HELMUT N. FRIEDLAENDER
                                        Trustee



                                        HELMUT N. FRIEDLAENDER



                                        /s/ HELMUT N. FRIEDLAENDER
                                        ------------------------------------
                                        HELMUT N. FRIEDLAENDER



                                        HELMUT N. FRIEDLAENDER IRA
                                        ROLLOVER ACCOUNT


                                        /s/ HELMUT N. FRIEDLAENDER
                                        ------------------------------------
                                        HELMUT N. FRIEDLAENDER


                                        JUDITH G. FRIEDLAENDER CUSTODIAN
                                        FOR CATHERINE ANN FRIEDLAENDER
                                        REBECCA OSBORN
                                        ARDITH Y. BONDI
                                        JUDITH G. FRIEDLAENDER
                                        WOLFGANG J. NEUMANN IRA ACCOUNT
                                        RONALD J. STEIN AS TRUSTEE U/A/D
                                        12/1/47 FOR JANE LURY FRIEDLAENDER
                                        RONALD J. STEIN AS TRUSTEE U/A/D
                                        12/11/47 FOR JUDITH GUMPEL
                                        FRIEDLAENDER
                                        RONALD J. STEIN AND THOMAS M.
                                        FRANCK, TRUSTEES U/A/D 11-19-70
                                        F/B/O ARDITH Y. BONDI



                                        /s/ HELMUT N. FRIEDLAENDER
                                        ------------------------------------
                                        HELMUT N. FRIEDLAENDER
                                        As Attorney-in-Fact



                              Page 19 of 19 Pages

                            JOINT REPORTING AGREEMENT
                                       AND
                                POWER OF ATTORNEY



     WHEREAS, the statement or amended statement of Schedule 13G (the "Joint Statement") to which this joint reporting agreement and power of attorney (the "Agreement") is an exhibit is being filed on behalf of two or more persons (collectively, the "Reporting Persons"); and

     WHEREAS, the Reporting Persons prefer to file the Joint Statement on behalf of all of the Reporting Persons rather than individual statements on Schedule 13G on behalf of each of the Reporting Persons;

     NOW THEREFORE, the undersigned hereby agree as follows with each of the other Reporting Persons:

     1. Each of the Reporting Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

     2. Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning such Reporting Person contained in the Joint Statement.

     3. None of the Reporting Persons is responsible for the completeness or accuracy of the information concerning the other Reporting Persons contained in the Joint Statement, unless such Reporting Person knows or has reason to believe that such information is inaccurate.

     4. The undersigned agrees that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Reporting Persons.

     5. The undersigned hereby appoints Helmut N. Friedlaender and Ronald J. Stein, and each of them, as attorney-in-fact for the undersigned with authority to execute and deliver on behalf of the undersigned any and all documents (including any amendments thereto) required to be filed by the undersigned or otherwise executed and delivered by the undersigned pursuant to the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, all other federal, state and local securities and corporation laws, and all regulations promulgated thereunder.

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated as of:  June 18, 1999



                                    ----------------------------------
                                    JUDITH G. FRIEDLAENDER


                                    /s/ JUDITH G. FRIEDLAENDER
                                    ----------------------------------
                                    (Signature)



                                    ----------------------------------
                                   (Title, if applicable)

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated as of:  June 18, 1999



                                    -------------------------------------
                                    JUDITH G. FRIEDLAENDER CUSTODIAN
                                    FOR CATHERINE ANN FRIEDLAENDER


                                    /s/ JUDITH G. FRIEDLAENDER
                                    -------------------------------------
                                    (Signature)


                                    -------------------------------------
                                    (Title, if applicable)

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated as of:  June 18, 1999



                                      ----------------------------------
                                      ARDITH Y. BONDI


                                      /s/ ARDITH Y. BONDI
                                      ----------------------------------
                                                         (Signature)



                                      ----------------------------------
                                                (Title, if applicable)

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated as of:  June 18, 1999



                                        ----------------------------------
                                        REBECCA OSBORN


                                        /s/ REBECCA OSBORN
                                        ----------------------------------
                                                           (Signature)



                                        ----------------------------------
                                                  (Title, if applicable)

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated as of:  June 18, 1999



                                      -------------------------------------
                                      WOLFGANG J. NEUMANN IRA ACCOUNT


                                      /s/ WOLFGANG J. NEUMANN
                                      -------------------------------------
                                                         (Signature)



                                      -------------------------------------
                                                (Title, if applicable)

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated as of:  June 18, 1999



                                        -------------------------------------
                                        EUGEN FRIEDLAENDER FOUNDATION,
                                        INC.


                                        /s/ HELMUT N. FRIEDLAENDER
                                        -------------------------------------
                                                           (Signature)


                                        Officer and Director
                                        -------------------------------------
                                                  (Title, if applicable)

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated as of:  June 18, 1999



                                        -------------------------------------
                                        GUMPEL-LURY FOUNDATION


                                        /s/ HELMUT N. FRIEDLAENDER
                                        -------------------------------------
                                                           (Signature)


                                        Officer and Director
                                        -------------------------------------
                                                  (Title, if applicable)

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated as of:  June 18, 1999



                                       -------------------------------------
                                       RONALD J. STEIN, HELMUT N.
                                       FRIEDLAENDER & EDITH F. BONDI
                                       TRUSTEES OF TRUSTS CREATED U/W/O
                                       HEDWIG FRIEDLAENDER - F/B/O HELMUT
                                       N. FRIEDLAENDER F/B/O EDITH F. BONDI



                                        /s/ HELMUT N. FRIEDLAENDER
                                       -------------------------------------
                                                          (Signature)


                                        Trustee
                                       -------------------------------------
                                                 (Title, if applicable)

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated as of:  June 18, 1999



                                        -------------------------------------
                                        HELMUT N. FRIEDLAENDER


                                        /s/ HELMUT N. FRIEDLAENDER
                                        -------------------------------------
                                                           (Signature)



                                        -------------------------------------
                                                  (Title, if applicable)

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated as of:  June 18, 1999



                                        -------------------------------------
                                        HELMUT N. FRIEDLAENDER IRA
                                        ROLLOVER ACCOUNT


                                        /s/ HELMUT N. FRIEDLAENDER
                                        -------------------------------------
                                                           (Signature)



                                        -------------------------------------
                                                  (Title, if applicable)

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated as of:  June 18, 1999



                                          -------------------------------------
                                          RONALD J. STEIN AS TRUSTEE U/A/D
                                          12/1//47 FOR JANE LURY FRIEDLAENDER


                                          /s/ RONALD J. STEIN
                                          -------------------------------------
                                                             (Signature)


                                          Trustee
                                          -------------------------------------
                                                    (Title, if applicable)

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated as of:  June 18, 1999



                                        -------------------------------------
                                        RONALD J. STEIN AS TRUSTEE U/A/D
                                        12/11/47 FOR JUDITH GUMPEL
                                        FRIEDLAENDER


                                        /s/ RONALD J. STEIN
                                        -------------------------------------
                                                           (Signature)


                                        Trustee
                                        -------------------------------------
                                                  (Title, if applicable)

     6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Dated as of:  June 18, 1999



                                         -------------------------------------
                                         RONALD J. STEIN AND THOMAS M.
                                         FRANCK, TRUSTEES U/A/D 11-19-70
                                         F/B/O ARDITH Y. BONDI


                                        /s/ RONALD J. STEIN
                                         -------------------------------------
                                                            (Signature)


                                         Trustee
                                         -------------------------------------
                                                   (Title, if applicable)